Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

July 10, 2018

Simulations Plus Reports Third Quarter FY2018 Financial Results

Record quarter as revenues grow 26.7%, 9MoFY18 net income up 63.8%

Board of Directors Announces Quarterly Dividend of $0.06 Per Share

LANCASTER, CA, July 10, 2018 – Simulations Plus, Inc. (Nasdaq: SLP), the leading provider of modeling and simulation solutions for the pharmaceutical, biotechnology, chemicals, and consumer goods industries, today reported financial results for its third quarter of fiscal year 2018 (3QFY18) and the first nine months of fiscal year 2018 (9moFY18), the period ended May 31, 2018.

3QFY18 highlights compared with 3QFY17:

•	Net revenues increased 26.7% to $8.6 million, an increase of $1.8 million from $6.7 million
•	Gross profit was up 23.1% to $6.5 million, an increase of $1.2 million from $5.3 million
•	SG&A was $2.6 million, an increase of 33.2% or $649,000 from $2.0 million
•	R&D expenditures were $993,000 an increase of $395,000, or 66.0% over $598,000
o	In 3QFY18, $485,000 was capitalized and $508,000 was expensed
o	In 3QFY17, $344,000 was capitalized and $254,000 was expensed
•	Income before taxes increased 10.1% to $3.4 million, an increase of $313,000 from $3.1 million
•	Net income increased 15.7% to $2.4 million, an increase of $327,000 from $2.1 million
•	Diluted earnings per share increased 13.7% to $0.13 from $0.12.

9moFY18 highlights compared with 9moFY17:

•	Net revenues increased 28.6% to $23.0 million, an increase of $5.1 million from $17.9 million
•	Gross profit was up 26.4% to $17.1 million, an increase of $3.6 million from $13.5 million
•	SG&A was $7.4 million, an increase of $1.6 million, or 27.5%, from $5.8 million
•	R&D expenditures were $3.0 million, an increase of $1.1 million, or 58.3% over $1.9 million
o	For 9moFY18, $1.6 million was capitalized and $1.4 million was expensed
o	For 9moFY17, $928,000 was capitalized and $953,000 was expensed
•	Income before taxes increased 21.4% to $8.3 million, an increase of $1.5 million from $6.8 million
•	Net income increased 63.8% to $7.6 million, an increase of $3.0 million from $4.6 million; this included the one-time second-quarter tax benefit of $1.5 million reported last quarter. Without the adjustment, year-to-date income would have been $6.1 million, up $1.5 million or 31.5%
•	Diluted earnings per share increased 60.2% to $0.43 from $0.27, the $1.5 million tax adjustment accounted for $0.08 of the increase in diluted earnings per share

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Walt Woltosz, chairman of the board of Simulations Plus, said: “Simulations Plus continues to execute on its growth strategy and deliver quantifiable value to its expanding customer base. With more than a decade of consistent growth in revenue and earnings, we believe we are well-positioned for continued success, especially as in silico modeling takes on an increasing importance with our customers. We believe simulation and modeling, and consulting services based on them, are essential components of reducing the cost and time required for drug discovery and development. I believe it is an appropriate time for me to turn over the day-to-day leadership of our strong organization to Shawn O’Connor, our experienced new CEO.”

John Kneisel, chief financial officer of Simulations Plus, added: “We continue to deliver consistent growth and profitability, and maintain a strong cash position. Consolidated cash as of May 31, 2018, was $7.2 million, and $9.9 million as of July 9, 2018. Our financial position has allowed us to make strategic investments over the last several years and enabled continued investment in research and development to bolster our strategic position in the market. This year we have released new versions of GastroPlusTM, ADMET PredictorTM, PKPlusTM, KIWITM, DILIsymTM and are working on NAFLDsymTM. As the recognized leader in the space, with a growing base of loyal customers, these product introductions will help us capture market share and better serve the industry.”

Quarterly Dividend Declared

The Company’s Board of Directors has declared a cash dividend of $0.06 per share of the Company’s common stock payable on August 2, 2018, to shareholders of record as of July 26, 2018. The declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements, and other factors.

Investor Conference Call

The Company invites all interested persons to attend its conference call at 4:15 p.m. Eastern Time on July 10, 2018. The live webcast/teleconference will be accessible by registering here. Please dial in five to ten minutes prior to the scheduled start time. A live, listen-only webcast will also be available by dialing (914) 614-3221, and entering access code 637-051-430. A replay of the webcast will be available at the Investors section of the Simulations Plus website following the call.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions and quantitative systems pharmacology/toxicology models for drug-induced liver injury and nonalcoholic fatty liver disease. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical, biotechnology, and chemical agents. Our software is licensed to and used in the conduct of research by major pharmaceutical, biotechnology, chemical, consumer goods companies, and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, artificial intelligence, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for molecular property prediction from structure and physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports and filed with the U.S. Securities and Exchange Commission.

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of

	(Unaudited)	(Audited)
	May 31,	August 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$7,223,115	$6,215,718
Accounts receivable, net of allowance for doubtful accounts of $0	7,701,659	4,048,725
Revenues in excess of billings	2,018,419	1,481,082
Prepaid income taxes	–	462,443
Prepaid expenses and other current assets	383,655	459,902
Total current assets	17,326,848	12,667,870
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $10,748,363 and $9,795,469	4,986,428	4,307,600
Property and equipment, net	279,105	291,135
Intellectual property, net of accumulated amortization of $2,788,543 and $2,095,417	6,136,458	6,829,583
Other intangible assets net of accumulated amortization of $763,125 and $495,000	3,726,875	3,995,000
Goodwill	10,387,198	10,387,198
Other assets	37,227	34,082
Total assets	$42,880,139	$38,512,468

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	197,110	$240,892
Accrued payroll and other expenses	1,106,195	983,293
Income taxes payable	169,452	–
Current portion - Contracts payable	2,480,000	247,328
Billings in excess of revenues	434,804	216,958
Deferred revenue	821,243	353,962
Total current liabilities	5,208,804	2,042,433

Long-term liabilities
Deferred income taxes,net	3,189,761	4,926,960
Payments due under Contracts payable	3,372,752	5,738,188
Total liabilities	11,771,317	12,707,581

Commitments and contingencies	–	–

Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	–	–
Common stock, $0.001 par value 50,000,000 shares authorized 17,358,444 and 17,277,604 shares issued and outstanding	7,359	7,278
Additional paid-in capital	12,933,560	12,109,141
Retained earnings	18,167,903	13,688,468
Total shareholders' equity	31,108,822	25,804,887

Total liabilities and shareholders' equity	$42,880,139	$38,512,468

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended May 31, 2018 and May 31, 2017

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	2018	2017	2018	2017

Revenues	$8,553,068	$6,748,518	$22,978,565	$17,872,044
Cost of revenues	2,022,972	1,444,764	5,874,062	4,334,699
Gross margin	6,530,096	5,303,754	17,104,503	13,537,345
Operating expenses
Selling, general, and administrative	2,604,168	1,954,871	7,352,404	5,766,563
Research and development	508,356	253,799	1,353,503	952,635
Total operating expenses	3,112,524	2,208,670	8,705,907	6,719,198

Income from operations	3,417,572	3,095,084	8,398,596	6,818,147

Other income (expense)
Interest income	7,825	4,663	18,313	13,548
Interest expense	(38,188)	–	(114,846)	–
Gain(loss) on currency exchange	9,441	(14,913)	(3,820)	5,573
Total other income (expense)	(20,922)	(10,250)	(100,353)	19,121

Income before provision for income taxes	3,396,650	3,084,834	8,298,243	6,837,268
Benefit (Provision) for income taxes	(990,613)	(1,004,805)	(701,415)	(2,199,914)
Net Income	$2,406,037	$2,080,029	$7,596,828	$4,637,354

Earnings per share
Basic	$0.14	$0.12	$0.44	$0.27
Diluted	$0.13	$0.12	$0.43	$0.27

Weighted-average common shares outstanding
Basic	17,339,937	17,241,891	17,308,414	17,233,470
Diluted	17,904,428	17,585,528	17,850,171	17,454,864

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